UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
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Hemispherx Biopharma, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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September 1, 2015

Dear Stockholder,

It has come to our attention that there is an inadvertent sentence in Proposal No. 5 of our proxy statement (the “2015 Proxy Statement”) for the upcoming annual meeting of stockholders to be held on September 16, 2015 (the “2015 Annual Meeting”). Specifically, it states that no awards have been granted under the 2009 Equity Incentive Plan (the “Plan”). This was a drafting error as the template for Proposal No. 5 was the text of the proposal in the proxy statement for the 2009 meeting in which we sought and received stockholder approval of the then new 2009 Plan. At that time, no shares had been issued pursuant to the Plan.

As noted in a number of places in the 2015 Proxy Statement, shares have been issued pursuant to the Plan. In this regard, see the disclosure for "Stock Options" and "Summary Compensation Table" contained in the section titled: Compensation of Executive Officers; Compensation Discussion and Analysis.

Following the filing of the 2015 Proxy Statement, the following legal update occurred with regard to the following case.

On June 18, 2013, a Stockholder Derivative Complaint was filed against the Company, as nominal defendant, and certain of its current and former Officers and Directors in the Court of Chancery of the State of Delaware.  The Complaint in this action, Rena A. Kastis and James E. Conroy v. Hemispherx Biopharma, Inc., et al., alleges breaches of fiduciary duties, waste of corporate assets and unjust enrichment.  The Company's Board of Directors appointed a Special Litigation Committee (“SLC”) to review the allegations set forth in the Complaint.  On December 20, 2013, the SLC issued its Report, in which it concluded that dismissing the Complaint would be in the best interests of Hemispherx and its stockholders.  On January 20, 2014, the SLC moved to dismiss the Complaint.  On August 18, 2015, the Court of Chancery denied the SLC’s motion to dismiss.  The Company anticipates filing its answer to the Complaint (or any amended complaint) shortly, after which the parties will commence discovery.

We disclosed the foregoing within a Current Report on Form 8-K filed with the SEC on August 26, 2015.

I look forward to seeing you at the 2015 Annual Meeting.

Sincerely,

/s/ Thomas K. Equels
Thomas K. Equels
Hemispherx Biopharma